Exhibit 23.1



We consent to the reference to our firm under the caption "Experts" in the
Registration Statement Form S-3 (No. 333-    ) and related Prospectus of
Provident Bancorp, Inc. and Provident Capital Trust I for the registration of 40,000 shares of the preferred stock of Provident Capital Trust I and to the incorporation by reference therein of our report dated January 18, 1996, with respect to the consolidated financial statements of Provident Bancorp, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.



                                              Ernst & Young, LLP

October 30, 1996